Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Quarterly Distribution by 2.1% to $1.085 Per Unit: Posts Record Coal Sales and Production Volumes and Reports Quarterly Financial Results

TULSA, OKLAHOMA, October 26, 2012 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial results for the quarter ended September 30, 2012 (the “2012 Quarter”).  Net income in the 2012 Quarter fell to $60.5 million, or $0.89 per basic and diluted limited partner unit, compared to $104.1 million, or $2.16 per basic and diluted limited partner unit, for the quarter ended September 30, 2011 (the “2011 Quarter”).  The decrease in the 2012 Quarter primarily reflects approximately $24.1 million of losses and charges related to the previously announced idling of the Pontiki mine, including a $19.0 million non-cash asset impairment, and approximately $17.8 million due to reduced coal sales into the metallurgical export markets.  Adjusted EBITDA, which excludes the non-cash impairment of the Pontiki mine, decreased 4.0% to $146.6 million compared to the 2011 Quarter.  (For definitions of EBITDA and Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2012 Quarter to $1.085 per unit (an annualized rate of $4.34 per unit), payable on November 14, 2012 to all unitholders of record as of the close of trading on November 7, 2012.  The announced distribution represents a 13.6% increase over the cash distribution of $0.955 per unit for the 2011 Quarter and a 2.1% increase over the cash distribution of $1.0625 per unit for the second quarter of 2012 (the “Sequential Quarter”).

“ARLP posted record coal sales and production volumes for the 2012 Quarter, however EBITDA and net income were negatively impacted by the unplanned idling of our Pontiki mine and the previously anticipated lack of export sales due to weak demand in the global coal markets” said Joseph W. Craft III, President and Chief Executive Officer.  “As we navigate through the current environment, we are steadily making progress in building for the future.  During the 2012 Quarter, our development projects at Gibson South and White Oak continued to move forward in line with our expectations.  Performance of our new Tunnel Ridge longwall continued to improve as its production in the 2012 Quarter reached 764,000 tons, which was nearly 500,000 tons better than the Sequential Quarter.  We also continued to add to our sales book during the 2012 Quarter, securing new coal sales commitments for approximately 1.65 million tons to be delivered through 2014, bringing our total year-to-date new commitments to approximately 28.7 million tons for deliveries through 2018.  Our visible production growth and strong contract portfolio give us

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confidence that ARLP is well positioned to manage through current market challenges - allowing us to provide our unitholders with an attractive distribution increase for the eighteenth consecutive quarter.”

Consolidated Financial Results

Three Months Ended September 30, 2012 Compared to Three Months Ended September 30, 2011

As mentioned above, results for the 2012 Quarter were impacted by an asset impairment charge at our Pontiki mining complex, which was idled on August 29, 2012 following a closure order by the Mine Safety and Health Administration with respect to the Pontiki coal preparation plant and associated surface facilities.  Sufficient progress has been made in our efforts to improve the near-term cost structure at Pontiki to justify the capital investment and expense to complete the first phase of repairs necessary to allow the complex to resume operation.  Repairs at Pontiki are expected to begin shortly and should be completed by the end of the year.  By resuming operations at Pontiki, ARLP expects to recoup the required investment for these initial repairs and preserve potential future option value for the mining complex.  Nevertheless, Pontiki continues to face significant uncertainties regarding the long-term viability of its operations once its 2013 coal sales contracts expire.  Given these uncertainties, we determined that an impairment of Pontiki’s assets was required in the 2012 Quarter.  The $19.0 million impairment charge primarily reflects the adjustment of the mine’s assets to the fair value of equipment currently in use at Pontiki that could be used at other operations.

On the strength of record sales volumes, coal sales revenues rose to $499.0 million in the 2012 Quarter, an increase of 5.3% compared to the 2011 Quarter.  Higher sales volumes, particularly from the new Tunnel Ridge longwall and the recently acquired Onton mine, pushed coal sales volumes to 8.9 million tons in the 2012 Quarter, an increase of 7.0% compared to the 2011 Quarter.  Increased sales volumes more than offset reduced metallurgical coal sold into the export markets, which drove total average coal sales prices lower in the 2012 Quarter to $56.00 per ton sold, an $0.89 per ton decrease compared to the 2011 Quarter.

Increases at Tunnel Ridge and Onton also contributed to record coal production of 9.0 million tons in the 2012 Quarter, an increase of 17.7% compared to the 2011 Quarter. As expected, the increase in coal production and sales tons contributed to higher operating expenses in the 2012 Quarter, which increased 14.9% to $338.6 million.

Outside coal purchases decreased $15.4 million to $4.4 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of reduced purchases of brokerage coal.  Depreciation, depletion and amortization increased $19.5 million to $59.8 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of the start-up of longwall production at the Tunnel Ridge mine, the addition of the Onton mine and capital expenditures related to infrastructure improvements at various other operations.

Comparative financial results for the 2012 Quarter continued to be impacted by anticipated losses related to ARLP’s investments in White Oak Resources LLC (“White Oak”) and the development of its Mine No.1.  Our preferred equity investment in White Oak requires ARLP to record substantially all of White Oak’s income and losses until we achieve our contractual preferred return.  As a result, net equity in loss of affiliates in the 2012 Quarter primarily reflects the pass

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through of approximately $3.0 million of losses related to White Oak’s mine development activities.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

For the nine months ended September 30, 2012 (the “2012 Period”), production increases at the River View, Warrior and Tunnel Ridge mines and the acquisition of the Onton mine in April 2012 led to record production and sales volumes as tons produced climbed 9.8% and tons sold increased 6.9%, compared to the nine months ended September 30, 2011 (the “2011 Period”).  Higher coal sales volumes and increased average coal sales prices, which rose $1.04 per ton sold, combined to drive 2012 Period revenues to a record $1.5 billion, an increase of 8.5% compared to the 2011 Period.  As discussed above, these increases were offset by reduced metallurgical coal sales, higher operating costs and depreciation, depletion and amortization, the Pontiki asset impairment charge, and losses related to our investments in White Oak.  As a result, compared to the 2011 Period, net income for the 2012 Period fell 19.7% to $238.9 million, or $4.25 per basic and diluted limited partner unit, while Adjusted EBITDA declined 1.8% to $433.5 million.

Regional Results and Analysis

(in millions, except per ton data)	2012 Third Quarter	2011 Third Quarter	% Change Quarter / Quarter	2012 Second Quarter	% Change Sequential

Illinois Basin
Tons sold	6.919	6.631	4.3%	6.977	(0.8)%
Coal sales price per ton (1)	$52.20	$50.83	2.7%	$53.22	(1.9)%
Segment Adjusted EBITDA Expense per ton (2)	$32.04	$31.67	1.2%	$32.81	(2.3)%
Segment Adjusted EBITDA (2)	$140.3	$127.2	10.3%	$142.7	(1.7)%

Central Appalachia
Tons sold	0.523	0.616	(15.1)%	0.493	6.1%
Coal sales price per ton (1)	$79.96	$79.99	—	$80.73	(1.0)%
Segment Adjusted EBITDA Expense per ton (2)	$68.04	$59.76	13.9%	$62.10	9.6%
Segment Adjusted EBITDA (2)	$6.2	$12.5	(50.4)%	$9.2	(32.6)%

Northern Appalachia
Tons sold	1.467	0.820	78.9%	1.063	38.0%
Coal sales price per ton (1)	$65.43	$89.89	(27.2)%	$85.35	(23.3)%
Segment Adjusted EBITDA Expense per ton (2)	$55.73	$62.07	(10.2)%	$71.92	(22.5)%
Segment Adjusted EBITDA (2)	$15.8	$23.7	(33.3)%	$21.2	(25.5)%

Total (3)
Tons sold	8.910	8.326	7.0%	8.661	2.9%
Coal sales price per ton (1)	$56.00	$56.89	(1.6)%	$59.17	(5.4)%
Segment Adjusted EBITDA Expense per ton (2)	$38.48	$37.75	1.9%	$40.23	(4.3)%
Segment Adjusted EBITDA (2)	$160.2	$166.0	(3.5)%	$171.6	(6.6)%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total includes White Oak, other, corporate and eliminations.

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Reflecting higher Illinois Basin and Northern Appalachia sales volumes, ARLP sold a record 8.9 million tons of coal in the 2012 Quarter, an increase of 7.0% over the 2011 Quarter.  Coal sales volumes in the Illinois Basin increased from the 2011 Quarter primarily as a result of strong sales and production performance from the Warrior and Gibson North mines and the addition of the Onton mine.  In Central Appalachia, lower coal sales volumes compared to the 2011 Quarter reflect the idling of the Pontiki mining complex in August 2012 due to regulatory actions.  Compared to the Sequential Quarter, improved coal recoveries at both Central Appalachia mines and increased unit shifts at MC Mining contributed to higher coal sales volumes.  Coal sales volumes in Northern Appalachia increased from the 2011 and Sequential Quarters reflecting the start-up of longwall production at the Tunnel Ridge mine in May 2012.  Total coal inventory increased by approximately 155,000 tons during the 2012 Quarter to approximately one million tons. The increase primarily reflects higher production and the timing of shipments from our River View mine as barge traffic was impacted by adverse weather-related conditions during the 2012 Quarter.  Shipment schedules are returning to normal and ARLP anticipates coal inventories will trend lower to approximately 350,000 tons by the end of the year.

Coal sales prices realized by ARLP in the 2012 Quarter were lower compared to both the 2011 and Sequential Quarters, primarily due to reduced metallurgical export sales from our Mettiki complex in Northern Appalachia.

Total Segment Adjusted EBITDA Expense per ton in the 2012 Quarter increased 1.9% compared to the 2011 Quarter, primarily as a result of reduced sales and production due to the idling of Pontiki discussed above and higher coal inventory costs.  Partially offsetting these increases, Segment Adjusted EBITDA Expense per ton benefited from increased production at Tunnel Ridge, reduced roof control expenses per ton, lower outside coal purchases and favorable workers’ compensation reserve adjustments during the 2012 Quarter compared to both the 2011 and Sequential Quarters.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased in the 2012 Quarter compared to the 2011 Quarter, primarily due to increased costs per ton due to adverse geological conditions at the Hopkins County mine and at the Dotiki mine related to its transition into the West Kentucky No. 13 coal seam and the addition of the Onton No. 9 mine.  Sequentially, Segment Adjusted EBITDA Expense per ton improved in the Illinois Basin primarily due to increased recoveries at various operations, particularly our River View, Gibson and Pattiki mines, and improved operating performance at our Onton mine.  In Central Appalachia, the idling of the Pontiki mining complex drove Segment Adjusted EBITDA Expense per ton higher in the 2012 Quarter compared to both the 2011 and Sequential Quarters.  Segment Adjusted EBITDA Expense per ton improved in Northern Appalachia during the 2012 Quarter, compared to both the 2011 and Sequential Quarters, as the ramp of longwall production reduced costs at Tunnel Ridge and at our Mettiki mining complex costs were lower due to changes in sales mix.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Outlook

Commenting on ARLP’s outlook Mr. Craft said, “Assuming normal weather patterns and continued strength in natural gas prices, we expect U.S. steam coal demand will grow in 2013 - removing the current inventory overhang and setting the stage for higher spot coal prices in the second half of 2013. The exact timing and magnitude of these market improvements will be affected by the strength of the economy, both global and domestic.  We expect ARLP’s coal

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production and sales volumes in 2013 to increase 11.0% to 13.0% over 2012 levels.  With over 95.0% of these estimated volumes priced and committed, ARLP is on track to again deliver solid cash flow growth in 2013 and build on our record of distribution increases to our unitholders.”

Reflecting the impact of idling Pontiki in the 2012 Quarter and the estimated cost of returning the mine to production by year end, ARLP is revising its full-year 2012 guidance.  ARLP is currently anticipating 2012 production volumes in a range of 34.4 to 34.9 million tons and sales volumes of 34.8 to 35.2 million tons. ARLP has secured sales commitments for essentially all of its 2012 coal sales volumes and for approximately 37.1 million tons, 29.8 million tons and 22.8 million tons in 2013, 2014 and 2015, respectively, of which approximately 2.9 million tons in both 2014 and 2015 remain open to market pricing.

For 2012, ARLP is now anticipating full-year revenues, excluding transportation revenues, in a range of $1.95 to $2.05 billion, Adjusted EBITDA of $565.0 to $580.0 million and net income of $300.0 to $315.0 million. Consolidated estimates for 2012 continue to reflect the pass through of development expenses related to ARLP’s White Oak investments, which are now estimated in a range of $12.0 to $16.0 million for both EBITDA and net income. (For a definition of EBITDA Adjusted EBTIDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP continues to anticipate total 2012 capital expenditures in a range of $565.0 to $610.0 million, including approximately $85.0 to $95.0 million for reserve acquisitions and construction of surface facilities related to the White Oak mine development project.  In addition, ARLP now expects to fund approximately $75.0 to $85.0 million of its preferred equity investment commitment to White Oak during 2012.

A conference call regarding ARLP’s 2012 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (800) 299-9086 and provide pass code 23801657.  International callers should dial (617) 786-2903 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 72201009.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central

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Appalachian coal producing regions.  ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to air and water quality and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

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Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Tons Sold	8,910	8,326	25,383	23,754
Tons Produced	9,000	7,644	25,697	23,398

SALES AND OPERATING REVENUES:
Coal sales	$499,003	$473,683	$1,441,107	$1,323,851
Transportation revenues	5,625	7,446	17,651	25,452
Other sales and operating revenues	6,813	6,618	26,133	19,648
Total revenues	511,441	487,747	1,484,891	1,368,951

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	338,644	294,771	946,806	835,006
Transportation expenses	5,625	7,446	17,651	25,452
Outside coal purchases	4,424	19,864	34,759	29,495
General and administrative	13,598	13,276	43,939	38,698
Depreciation, depletion and amortization	59,781	40,275	154,923	117,237
Asset impairment charge	19,031	—	19,031	—
Total operating expenses	441,103	375,632	1,217,109	1,045,888

INCOME FROM OPERATIONS	70,338	112,115	267,782	323,063

Interest expense	(7,446)	(8,782)	(21,626)	(27,248)
Interest income	94	83	238	275
Equity in loss of affiliates, net	(2,832)	—	(11,040)	—
Other income	254	360	2,853	1,340
INCOME BEFORE INCOME TAXES	60,408	103,776	238,207	297,430

INCOME TAX BENEFIT	(102)	(317)	(726)	(221)

NET INCOME	$60,510	$104,093	$238,933	$297,651

GENERAL PARTNERS’ INTEREST IN NET INCOME	$27,263	$23,474	$80,015	$66,688

LIMITED PARTNERS’ INTEREST IN NET INCOME	$33,247	$80,619	$158,918	$230,963

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.89	$2.16	$4.25	$6.19

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.0625	$0.9225	$3.0775	$2.6725

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	36,874,949	36,775,741	36,859,018	36,766,897

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,061	$273,528
Trade receivables	152,826	128,643
Other receivables	1,432	3,525
Due from affiliates	191	5,116
Inventories	63,923	33,837
Advance royalties	9,038	7,560
Prepaid expenses and other assets	10,185	11,945
Total current assets	239,656	464,154

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,278,297	1,974,520
Less accumulated depreciation, depletion and amortization	(784,123)	(793,200)
Total property, plant and equipment, net	1,494,174	1,181,320

OTHER ASSETS:
Advance royalties	26,972	27,916
Equity investments in affiliates	74,329	40,118
Other long-term assets	31,138	18,010
Total other assets	132,439	86,044
TOTAL ASSETS	$1,866,269	$1,731,518

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$113,316	$96,869
Due to affiliates	395	494
Accrued taxes other than income taxes	19,126	15,873
Accrued payroll and related expenses	42,233	35,876
Accrued interest	6,320	2,195
Workers’ compensation and pneumoconiosis benefits	9,488	9,511
Current capital lease obligations	1,019	676
Other current liabilities	22,900	15,326
Current maturities, long-term debt	18,000	18,000
Total current liabilities	232,797	194,820

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	693,000	686,000
Pneumoconiosis benefits	60,987	54,775
Accrued pension benefit	24,273	27,538
Workers’ compensation	74,862	64,520
Asset retirement obligations	76,695	70,836
Long-term capital lease obligations	18,865	2,497
Other liabilities	8,536	6,774
Total long-term liabilities	957,218	912,940
Total liabilities	1,190,015	1,107,760

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,874,949 and 36,775,741 units outstanding, respectively	989,293	943,325
General Partners’ deficit	(274,534)	(279,107)
Accumulated other comprehensive loss	(38,505)	(40,460)
Total Partners’ Capital	676,254	623,758
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,866,269	$1,731,518

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$431,628	$432,336

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(332,353)	(216,308)
Changes in accounts payable and accrued liabilities	(4,024)	511
Proceeds from sale of property, plant and equipment	114	465
Purchase of equity investments in affiliate	(43,100)	(35,700)
Payment for acquisition of business	(100,000)	—
Payments to affiliate for development of coal reserves	(34,601)	(33,841)
Advances/loans to affiliate	(2,229)	—
Payments from affiliate	4,229	—
Other	546	810
Net cash used in investing activities	(511,418)	(284,063)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	250,000	—
Borrowings under revolving credit facility	150,000	—
Repayments under revolving credit facility	(75,000)	—
Payment on term loan	(300,000)	—
Payment on long-term debt	(18,000)	(18,000)
Payments on capital lease obligations	(673)	(595)
Payment of debt issuance costs	(4,272)	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,734)	(2,324)
Cash contributions by General Partners	150	87
Distributions paid to Partners	(190,148)	(159,826)
Net cash used in financing activities	(191,677)	(180,658)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(271,467)	(32,385)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	273,528	339,562

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,061	$307,177

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and “Adjusted EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified to reflect significant non-recurring items that may not reflect the trend of future results.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to non-recurring charges.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, and EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).  We have not previously modified EBITDA for any non-recurring charges to calculate Adjusted EBITDA and, as a result, EBITDA and Adjusted EBITDA are equivalent in all historical periods.

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	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,	Year Ended December 31,
	2012	2011	2012	2011	2012	2012E Midpoint

Net income	$60,510	$104,093	$238,933	$297,651	$95,455	$307,500
Depreciation, depletion and amortization	59,781	40,275	154,923	117,237	52,109	217,500
Interest expense, gross	9,053	8,869	27,821	27,455	9,995	37,000
Capitalized interest	(1,701)	(170)	(6,433)	(482)	(1,778)	(7,500)
Income tax benefit	(102)	(317)	(726)	(221)	(257)	(1,000)
EBITDA	127,541	152,750	414,518	441,640	155,524	553,500
Asset impairment charge	19,031	—	19,031	—	—	19,000
Adjusted EBITDA	146,572	152,750	433,549	441,640	155,524	572,500
Interest expense, gross	(9,053)	(8,869)	(27,821)	(27,455)	(9,995)	(37,000)
Income tax benefit	102	317	726	221	257	1,000
Estimated maintenance capital expenditures (1)	(49,500)	(35,927)	(141,334)	(109,971)	(45,018)	(190,500)
Distributable Cash Flow	$88,121	$108,271	$265,120	$304,435	$100,768	$346,000

(1) Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the current five-year planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.50 per produced ton compared to the estimated $4.70 per produced ton in 2011.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,		Three Months Ended June 30,
	2012	2011	2012

Operating expense	$338,644	$294,771	$334,647
Outside coal purchases	4,424	19,864	16,154
Other (income) loss	(254)	(360)	(2,384)
Segment Adjusted EBITDA Expense	$342,814	$314,275	$348,417
Divided by tons sold	8,910	8,326	8,661
Segment Adjusted EBITDA Expense per ton	$38.48	$37.75	$40.23

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset impairment charge.

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	Three Months Ended September 30,		Three Months Ended June 30,
	2012	2011	2012

Adjusted EBITDA (See reconciliation to GAAP above)	$146,572	$152,750	$155,524
General and administrative	13,598	13,276	16,052
Segment Adjusted EBITDA	$160,170	$166,026	$171,576

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